Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of CarLotz, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CarLotz, Inc., and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive (loss), stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 15, 2022

We have served as the Company’s auditor since 2020.

FINANCIAL INFORMATION

CarLotz, Inc. and Subsidiaries - Consolidated Balance Sheets

Years Ended December 31, 2021 and 2020

(In thousands, except share data)

	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$75,029	$2,208
Restricted cash	4,336	605
Marketable securities - at fair value	116,589	1,032
Accounts receivable, net	8,206	4,132
Inventories	40,985	11,202
Other current assets	4,705	6,679
Total Current Assets	249,850	25,858
Marketable securities - at fair value	1,941	-
Property and equipment, net	22,628	1,868
Capitalized website and internal-use software costs, net	13,716	-
Lease vehicles, net	1,596	173
Other assets	558	299
Total Assets	$290,289	$28,198
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current Liabilities:
Long-term debt, current	$509	$6,370
Floorplan notes payable	27,815	6,039
Accounts payable	6,352	6,283
Accrued transaction expenses	-	6,052
Accrued expenses	14,428	3,563
Accrued expenses - related party	-	5,082
Other current liabilities	754	256
Total Current Liabilities	49,858	33,645
Long-term debt, less current portion	12,206	2,999
Redeemable convertible preferred stock tranche obligation	-	2,832
Earnout shares liability	7,679	-
Merger warrants liability	6,291	-
Other liabilities	744	1,959
Total Liabilities	76,778	41,435
Commitments and Contingencies (Note 15)	-	-
Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 500,000,000 authorized shares, 113,996,401 and 58,621,042 shares issued and outstanding at December 31, 2021 and December 31, 2020	11	6
Additional paid-in capital	287,509	20,779
Accumulated deficit	(73,916)	(34,037)
Accumulated other comprehensive (loss) income	(93)	15
Total Stockholders’ Equity (Deficit)	213,511	(13,237)
Total Liabilities and Stockholders’ Equity (Deficit)	$290,289	$28,198

See accompanying notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Consolidated Statements of Operations

Years Ended December 31, 2021, 2020, and 2019

(In thousands, except share and per share data)

	2021	2020	2019
Revenues:
Retail vehicle sales	$217,439	$104,253	$90,382
Wholesale vehicle sales	31,759	9,984	8,454
Finance and insurance, net	8,844	3,898	3,117
Lease income, net	492	490	533
Total Revenues	258,534	118,625	102,486
Cost of sales (exclusive of depreciation)	247,946	107,369	93,780
Gross Profit	10,588	11,256	8,706
Operating Expenses:
Selling, general and administrative	93,076	17,507	18,192
Stock-based compensation expense	51,121	45	113
Depreciation and amortization expense	3,363	341	504
Management fee expense - related party	2	215	250
Impairment expense	108	-	-
Total Operating Expenses	147,670	18,108	19,059
Loss from Operations	(137,082)	(6,852)	(10,353)
Interest expense	1,590	518	651
Other Income, net
Change in fair value of Merger warrants liability	32,733	-	-
Change in fair value of redeemable convertible preferred stock tranche obligation	-	923	(1,396)
Change in fair value of earnout shares	66,605	-	-
Other income (expense), net	(535)	(95)	(267)
Total Other Income (Expense), net	98,803	828	(1,663)
Loss Before Income Tax Expense	(39,869)	(6,542)	(12,667)
Income tax expense	10	10	11
Net Loss	$(39,879)	$(6,552)	$(12,678)
Net Loss per Share, basic and diluted	$(0.36)	$(0.11)	$(0.22)
Weighted-average Shares used in Computing Net Loss per Share, basic and diluted	110,574,519	58,621,042	56,475,860

See accompanying notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Consolidated Statements of Comprehensive (Loss)

Years Ended December 31, 2021, 2020, and 2019

(In thousands)

	2021	2020	2019
Net loss	$(39,879)	$(6,552)	$(12,678)
Other Comprehensive (Loss) Income, net of tax:
Unrealized (losses) gains on marketable securities arising during the period	(101)	16	-
Tax effect	-	-	-
Unrealized (losses) gains on marketable securities arising during the period, net of tax	(101)	16	-
Reclassification adjustment for realized gains	(7)	(1)	-
Tax effect	-	-	-
Reclassification adjustment for realized gains, net of tax	(7)	(1)	-
Other Comprehensive (Loss) Income, net of tax	(108)	15	-
Total Comprehensive (Loss)	$(39,987)	$(6,537)	$(12,678)

See accompanying notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2021, 2020, and 2019

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss) Income	(Deficit)
Balance January 1, 2019	1,220,851	$8,670	37,881,435	$4	$6,526	$(14,807)	$-	$(8,277)
Retroactive application of recapitalization	(1,220,851)	$(8,670)	12,443,768	$1	$8,669	$-	$-	$8,670
Adjusted balance, beginning of period	-	$-	50,325,203	$5	$15,195	$(14,807)	$-	$393
Net loss	-	$-	-	$-	$-	$(12,678)	$-	$(12,678)
Redeemable convertible preferred stock issuance, shown as if recapitalized	-	$-	8,295,840	$1	$8,889	$-	$-	$8,890
Accrued dividends on redeemable convertible preferred stock	-	$-	-	$-	$(1,579)	$-	$-	$(1,579)
Stock based compensation	-	$-	-	$-	$113	$-	$-	$113
Balance December 31, 2019	-	$-	58,621,042	$6	$22,618	$(27,485)	$-	$(4,861)
Net loss	-	$-	-	$-	$-	$(6,552)	$-	$(6,552)
Other comprehensive income, net of tax	-	$-	-	$-	$-	$-	$15	$15
Accrued dividends on redeemable convertible preferred stock	-	$-	-	$-	$(1,884)	$-	$-	$(1,884)
Stock-based compensation	-	$-	-	$-	$45	$-	$-	$45
Balance December 31, 2020	-	$-	58,621,042	$6	$20,779	$(34,037)	$15	$(13,237)
Net loss	-	-	-	-	-	(39,879)	-	(39,879)
Other comprehensive income, net of tax	-	-	-	-	-	-	(108)	(108)
Accrued dividends on redeemable convertible preferred stock	-	-	-	-	(20)	-	-	(20)
PIPE issuance	-	-	12,500,000	1	124,999	-	-	125,000
Merger financing	-	-	38,194,390	4	309,995	-	-	309,999
Consideration to existing shareholders of Former CarLotz, net of accrued dividends	-	-	-	-	(62,693)	-	-	(62,693)
Transaction costs and advisory fees	-	-	-	-	(47,579)	-	-	(47,579)
Settlement of redeemable convertible preferred stock tranche obligation	-	-	-	-	2,832	-	-	2,832
Cashless exercise of options	-	-	54,717	-	-	-	-	-
Cash consideration paid to Former CarLotz optionholders	-	-	-	-	(2,465)	-	-	(2,465)
Stock-based compensation	-	-	-	-	51,121	-	-	51,121
Earnout liability	-	-	-	-	(74,284)	-	-	(74,284)
Merger warrants liability	-	-	-	-	(39,024)	-	-	(39,024)
KAR/AFC note payable conversion	-	-	3,546,984	-	3,625	-	-	3,625
KAR/AFC warrant exercise	-	-	752,927	-	144	-	-	144
Net issuance of Class A common stock to settle vested restricted stock units	-	-	71,523	-	(84)	-	-	(84)
Exercise of stock options	-	-	254,818	-	163	-	-	163
Balance December 31, 2021	-	$-	113,996,401	$11	$287,509	$(73,916)	$(93)	$213,511

See accompanying notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Consolidated Statements of Cash Flows

Years Ended December 31, 2021, 2020, and 2019

(In thousands)

	2021	2020	2019
Cash Flow from Operating Activities
Net loss	$(39,879)	$(6,552)	$(12,678)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - property and equipment and capitalized software	3,257	195	260
Impairment - property and equipment	108	-	-
Amortization and accretion - marketable securities	2,465	-	-
Depreciation - lease vehicles	106	146	244
Loss on disposition of property and equipment	-	-	321
Gain on marketable securities	-	(36)	-
Provision for doubtful accounts	233	40	(14)
Stock-based compensation expense	51,121	45	113
Change in fair value of Merger warrants liability	(32,733)	-	-
Change in fair value of historic warrants liability	-	14	(24)
Change in fair value of earnout shares	(66,605)	-	-
Change in fair value of debt issuance costs and stock warrant	-	25	-
Change in fair value of redeemable convertible preferred stock tranche obligation	-	(923)	1,396
Unpaid interest expense on capital lease obligations	340	-	-
Change in Operating Assets and Liabilities:
Accounts receivable	(4,307)	(916)	(830)
Inventories	(29,519)	(3,333)	2,883
Other current assets	(3,918)	(6,445)	(6)
Other assets	(259)	44	(38)
Accounts payable	69	4,149	1,392
Accrued expenses	9,041	8,039	525
Accrued expenses - related party	(229)	96	172
Other current liabilities	498	(178)	229
Other liabilities	(1,070)	998	582
Net Cash Used in Operating Activities	(111,281)	(4,592)	(5,473)
Cash Flows from Investing Activities
Purchase of property and equipment	(10,148)	(154)	(235)
Capitalized website and internal-use software costs	(14,609)	-	-
Purchase of marketable securities	(359,896)	(1,049)	-
Proceeds from sales of marketable securities	239,931	68	-
Purchase of lease vehicles	(1,793)	(92)	(252)
Net Cash Used in Investing Activities	(146,515)	(1,227)	(487)
Cash Flows from Financing Activities
Issuance of redeemable convertible preferred stock	-	-	7,988
Payments made on long-term debt	(153)	(9)	(8)
Advance from holder of marketable securities	4,722	-	-
Repayment of advance from marketable securities	(4,722)	-	-
PIPE issuance	125,000	-	-
Merger financing	309,999	-	-
Payment made on accrued dividends	(4,853)	-	-
Payments to existing shareholders of Former CarLotz	(62,693)	-	-
Transaction costs and advisory fees	(47,579)	-	-
Payments made on cash considerations associated with stock options	(2,465)	-	-
Repayment of Paycheck Protection Program loan	(1,749)	-	-
Payments made on note payable	(3,000)	-	(418)
Payments of debt issuance costs	-	(10)	(112)
Borrowings on long-term debt	-	5,249	3,000
Payments on floor plan notes payable	(150,090)	(24,948)	(41,711)
Borrowings on floor plan notes payable	171,866	24,248	39,753
Employee stock option exercise	404	-	-
Payments made for tax on equity award transactions	(339)	-	-
Net Cash Provided by Financing Activities	334,348	4,530	8,492
Net Change in Cash and Cash Equivalents Including Restricted Cash	76,552	(1,289)	2,532
Cash and cash equivalents and restricted cash, beginning	2,813	4,102	1,570
Cash and cash equivalents and restricted cash, ending	$79,365	$2,813	$4,102
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,743	$346	$684
Supplementary Schedule of Non-cash Investing and Financing Activities:
Transfer from property and equipment to inventory	$-	$27	$53
Transfer from lease vehicles to inventory	$264	$217	$295
Redeemable convertible preferred stock distributions accrued	-	1,884	1,579
Issuance of common stock warrants	-	15	72
KAR/AFC exercise of stock warrants	(144)	-	-
KAR/AFC conversion of notes payable	(3,625)	-	-
Convertible redeemable preferred stock tranche obligation expiration	(2,832)	-	-
Capitalized website and internal use software costs accrued	(790)	-	-
Purchase of property and equipment costs accrued	(1,034)	-	-
Purchases of property under capital lease obligation	(11,261)	1,305	-
Settlement of redeemable convertible preferred stock tranche obligation	-	-	(902)

See accompanying notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 1  Description of Business

Defined Terms

Unless otherwise indicated or unless the context otherwise requires, the following terms used herein shall have the following meanings:

●	references to “CarLotz,” “we,” “us,” “our” and the “Company” are to CarLotz, Inc. and its consolidated subsidiaries;

●	references to “Acamar Partners” refer to the Company for periods prior to the consummation of the Merger referred to below;

●	references to “Acamar Sponsor” are to Acamar Partners Sponsor I LLC; and

●	references to the “Merger” are to the merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020 (as amended by Amendment No. 1, dated December 16, 2020, the “Merger Agreement”), by and among CarLotz, Inc. (f/k/a Acamar Partners Acquisition Corp.) (the “Company”), Acamar Partners Sub, Inc., a wholly owned subsidiary of CarLotz, Inc. (“Merger Sub”), and CarLotz Group, Inc. (f/k/a CarLotz, Inc.) (“Former CarLotz”), pursuant to which Merger Sub merged with and into Former CarLotz, with Former CarLotz surviving as the surviving company and as a wholly owned subsidiary of the Company.

The Company is a used vehicle consignment and Retail RemarketingTM company based in Richmond, Virginia. The Company operates an innovative and one-of-a-kind consumer and commercial used vehicle consignment and sales business model, with an online marketplace and twenty-two retail hub locations throughout the United States, including in Alabama, California, Colorado, Georgia, Florida, Illinois, North Carolina, Tennessee, Texas, Virginia and Washington State.

Subsidiaries are consolidated when the parent is deemed to have control over the subsidiaries’ operations.

Subsidiary Operations

CarLotz, Inc. owns 100% of CarLotz Group, Inc. (a Delaware corporation), which owns 100% of CarLotz, Inc. (an Illinois corporation), CarLotz Nevada, LLC (a Delaware LLC), CarLotz California, LLC (a California LLC), Orange Grove Fleet Solutions, LLC (a Virginia LLC), Orange Peel Protection Reinsurance Co. Ltd. (a Turks and Caicos Islands, British West Indies company) and Orange Peel LLC (a Virginia LLC), which owns 100% of Orange Peel Reinsurance, Ltd. (a Turks and Caicos Islands, British West Indies company).

Basis of Presentation

On January 21, 2021 (the “Closing Date”), the Company consummated the merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020, by and among the Company, Merger Sub and Former CarLotz, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated December 16, 2020, by and among the Company, Merger Sub and Former CarLotz (See Note 3 “Merger” for further discussion).

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz with Former CarLotz continuing as the surviving company. Notwithstanding the legal form of the Merger pursuant to the Merger Agreement, the Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CarLotz is treated as the acquired company and Former CarLotz is treated as the acquiror for financial statement reporting and accounting purposes.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

As a result of Former CarLotz being the accounting acquirer, the financial reports filed with the SEC by the Company subsequent to the Merger are prepared “as if” Former CarLotz is the predecessor and legal successor to the Company. The historical operations of Former CarLotz are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Former CarLotz prior to the Merger, (ii) the combined results of the Company and Former CarLotz following the Merger on January 21, 2021, (iii) the assets and liabilities of Former CarLotz at their historical cost and (iv) the Company’s equity structure for all periods presented. The recapitalization of the number of shares of common stock attributable to the purchase of Former CarLotz in connection with the Merger is reflected retroactively to the earliest period presented and will be utilized for calculating earnings per share in all prior periods presented. No step-up basis of intangible assets or goodwill was recorded in the Merger transaction consistent with the treatment of the transaction as a reverse recapitalization of Former CarLotz.

In connection with the Merger, Acamar Partners Acquisition Corp. changed its name to CarLotz, Inc. The Company’s common stock is now listed on The Nasdaq Global Market under the symbol “LOTZ” and warrants to purchase the common stock at an exercise price of $11.50 per share are listed on The Nasdaq Global Market under the symbol “LOTZW”. Prior to the Merger, the Company neither engaged in any operations nor generated any revenue. Until the Merger, based on the Company’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding financial reporting.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of CarLotz, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.

Following the closing of the Merger, Former CarLotz equity holders at the effective time of the Merger will have the contingent right to receive, in the aggregate, up to 7,500,000 shares of common stock if, from the closing of the Merger until the fifth anniversary thereof, the reported closing trading price of the common stock exceeds certain thresholds. Estimating the change in fair value of the earnout liability for the earnout shares that could be earned by Former CarLotz equity holders at the effective time of the Merger requires determining both the fair value valuation model to use and inputs to the valuation model. The fair value of the earnout shares was estimated by utilizing a Monte-Carlo simulation model, which is a commonly used valuation model for this type of transaction. Inputs that have a significant effect on the earnout shares valuation include the expected volatility, starting stock price, expected term, risk-free interest rate and the earnout hurdles. See Note 6 - Fair Value of Financial Instruments.

Warrants that were issued by Acamar Partners (Merger warrants) and continue to exist following the closing of the Merger are accounted for as freestanding financial instruments. These warrants are classified as liabilities on the Company’s consolidated balance sheets and are recorded at their estimated fair value. The estimated fair value of the warrants is determined by using the market value in an active trading market. See Note 6 - Fair Value of Financial Instruments.

Beginning in the first quarter of 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. The COVID-19 pandemic is disrupting supply chains and impacting production and sales across a wide range of industries. The full economic impact of this pandemic has not been determined, including the impact on the Company’s suppliers, customers and credit markets. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those noted above that require consideration of forecasted financial information, in the near to medium term. The ultimate impact will depend on numerous evolving factors that the Company may not be able to accurately predict, including the duration and extent of the pandemic, the impact of federal, state, local and foreign governmental actions, consumer behavior in response to the pandemic and other economic and operational conditions the Company may face.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are due on demand or have a remaining maturity of three months or less at the date of purchase. The Company places its cash with financial institutions and has balances that generally exceed federally insured amounts.

Restricted Cash

As of December 31, 2021 and December 31, 2020, restricted cash included approximately $4,336 and $605, respectively. The restricted cash is legally and contractually restricted as collateral for lines of credit, including floorplan, and for the payment of claims on the reinsurance companies.

Marketable Securities

The Company and its reinsurance subsidiaries invest excess cash in marketable securities in the ordinary course of conducting their operations and maintain a portfolio of marketable securities primarily comprised of fixed income debt securities. The Company has investments in marketable securities that are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses related to changes in the fair value of equity securities are recognized in other income (expense) in the Company’s consolidated statements of operations. Unrealized gains and losses related to changes in the fair value of debt securities are recognized in Accumulated Other Comprehensive Income in the Company’s consolidated balance sheets. Changes in the fair value of available-for-sale debt securities impact the Company’s net income only when such securities are sold or when other-than-temporary impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis and are recognized on the trade date.

Management determines the appropriate classification of its investments at the time of purchase and re-evaluates the designations at each balance sheet date. The Company may sell certain of the Company’s marketable securities prior to their stated maturities for strategic reasons, including, but not limited to, anticipation of credit deterioration and duration management. The Company reviews its debt securities on a regular basis to evaluate whether or not any security has experienced an other-than-temporary decline in fair value. The Company considers factors such as the length of time and extent to which the market value has been less than the cost, the financial condition and near-term prospects of the issuer and the Company’s intent to sell, or whether it is more likely than not the Company will be required to sell the investment before recovery of the investment’s amortized cost basis. If the Company believes that an other-than-temporary decline exists in one of these securities, the Company will write down these investments to fair value through earnings.

Accounts Receivable, Net

Accounts receivable consist primarily of contracts in transit that represent amounts due from financial institutions on retail installment contracts from retail vehicle sales, and also includes receivables related to wholesale vehicle sales.

Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivables are limited due to the large diversity and number of customers comprising the Company’s customer base.

Inventories

All inventories, which are comprised of vehicles and parts held for sale, are reported at the lower of cost or net realizable value. Cost of vehicle inventory is determined on a specific identification basis. Vehicles held on consignment are not recorded in the Company’s inventory balance, as title to those vehicles, and, therefore control of the vehicle, remain with the consignors until a customer purchases the vehicle and the vehicle is delivered.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Property held under capital leases are stated at the present value of minimum lease payments less accumulated amortization. Property held under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciation on owned property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold Improvements	Lesser of 15 years or underlying lease terms
Equipment, Furniture and Fixtures	1 - 5 years
Corporate Vehicles	5 years

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When evaluating long-lived assets with impairment indicators for potential impairment, we first compare the carrying value of the asset to its estimated undiscounted future cash flows. If the sum of the estimated undiscounted future cash flows is less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to its estimated fair value, which is typically based on estimated discounted future cash flows. We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value.

We evaluate for triggering events on a quarterly basis. For hub locations, our primary indicator that asset carrying values may not be recoverable is historical negative hub operating income and negative operating income for the most recent 12-month period. We also monitor other factors when evaluating hub locations for impairment, including significant changes in the manner of use or expected life of the assets or significant changes in our business strategies. At December 31, 2021, we did not identify any triggering events associated with our hubs opened in 2021.

When reviewing long-lived assets for impairment, we group long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For example, long-lived assets deployed at hub locations are reviewed for impairment at the individual hub level, which involves comparing the net carrying value of all assets to the net cash flow projections for each hub. In addition, we conduct separate impairment reviews at other levels as appropriate, for example, to evaluate potential impairment of assets shared by several areas of operations, such as information technology systems.

Capitalized website and internal-use software costs

The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. Amortization is computed using the straight-line method over 3 years.

Lease Vehicles, net

The Company leases vehicles to customers with lease terms that are typically 1 - 4 years. The leases are accounted for as operating leases. Lease income is recorded on a straight line basis over the period the vehicle is rented. Depreciation on the lease vehicles is calculated using the straight-line method over the estimated useful life.

Floorplan Notes Payable

The Company classifies notes payable for inventory purchased as “Floorplan notes payable” on the accompanying consolidated balance sheets. The Company presents borrowings and repayments on Floor plan notes payable within Cash flows from financing activities on the consolidated statements of cash flows because the Company uses a third-party lender for its floorplan financing arrangement.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Earnout shares liability

Before the contingency is met, the earnout shares will be classified as a liability under the FASB’s ASC Derivatives and Hedging (Topic 815), so changes in the fair value of the earnout shares in future periods will be recognized in the statement of operations. The estimated fair value of the liability is determined by using a Monte-Carlo simulation model.

Merger warrants liability

Warrants that were issued by Acamar Partners and continue to exist following the closing of the Merger are accounted for as freestanding financial instruments. These warrants are classified as liabilities on our consolidated balance sheet and are recorded at their fair value. At the end of each reporting period, changes in the fair value during the period are recorded in our consolidated statement of operations. We will continue to adjust these liabilities for changes in fair value until the earlier of their exercise, termination or other form of settlement. The fair value of the warrants is determined by using the market value in an active trading market.

Classification and Accretion of Redeemable Convertible Preferred Stock

The Company has classified its Series A Preferred Stock outside of stockholders’ equity (deficit) because the shares contained certain redemption features that were not solely within the control of the Company. Costs incurred in connection with the issuance of Series A Preferred Stock, as well as the recognition of the redeemable convertible preferred stock tranche obligation, are recorded as a reduction of gross proceeds from issuance. The Series A Preferred Stock was not redeemable as of the periods of these financial statements because while the holders of the Series A Preferred Stock had the power to direct the Company’s actions through its control of the Company’s board of directors, the deemed liquidation provision is considered a substantive condition that was contingent on the identification of a market participant willing to purchase the Company’s assets for consideration in an amount sufficient to distribute the redemption amount to the holders of the Series A Preferred Stock. Since the Series A Preferred Stock was not currently redeemable and it was not currently probable that it would become redeemable because a change of control feature is not considered probable until the change of control actually occurs, the net carrying value of Series A Preferred Stock was not accreted to its redemption value. See Note 16 - Redeemable Convertible Preferred Stock for additional details.

Reinsurance - Contract Reserves

The Company sells certain finance and insurance contracts that are underwritten by third parties. The Company, through its reinsurance subsidiaries, reinsures those contracts, thereby assuming the risk of loss on the underlying insurance contracts. The Company establishes insurance reserves in accordance with ASC 944, Financial Services - Insurance. These amounts are recorded as Other liabilities on the consolidated balance sheets.

Contract Reserves

Subsequent to the sale of a vehicle to a customer, the Company sells the related retail installment contracts to financial institutions on a non-recourse basis. The Company receives commissions from the financial institutions for these sales. The Company also receives commissions from other third-party providers for the arrangement of the sale of other products such as guaranteed vehicle protection insurance. The Company is subject to future chargebacks in the event of an early contract termination or payoff by customers. A reserve for future amounts estimated to be charged back is recorded as a reduction of Finance and insurance, net in the consolidated statements of operations, at the time of sale. The chargeback reserve is estimated based on the Company’s historical chargeback results and is recorded in Other liabilities on the consolidated balance sheets.

Legal Contingencies

The Company is involved in various claims and legal proceedings that arise in the normal course of business. The Company records an accrual for legal contingencies when it determines that it is probable that it has incurred a liability and it can reasonably estimate the amount of the loss. See Note 15 - Commitments and Contingencies for additional details.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Fair Value Measurements

Fair value as defined under U.S. GAAP is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3:	Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and affects how the measurement is classified within the fair value hierarchy levels.

Assets and liabilities that are measured at fair value on a nonrecurring basis relate primarily to our tangible fixed assets and other intangible assets, which are remeasured when the derived fair value is below carrying value on our Consolidated Balance Sheets. For these assets, we do not periodically adjust carrying value to fair value, except in the event of impairment. When we determine that impairment has occurred, the carrying value of the asset is reduced to fair value and the difference is recorded within operating income (loss) on our Consolidated Statements of Earnings.

See Note 6 - Fair Value of Financial Instruments for additional information.

Revenues

The Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.

Retail Vehicle Sales

We sell used vehicles to our retail customers through our hubs in various cities. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration which we measure at estimated fair value of the vehicle received on trade. We satisfy our performance obligation and recognize revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. The revenue recognized by CarLotz includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

Our exchange policy allows customers to initiate an exchange during the first three days or 500 miles after delivery, whichever comes first. If the vehicle is returned, the sale and associated revenue recognition is reversed, and the vehicle is treated as a purchase of inventory.

Wholesale Vehicle Revenue

We sell vehicles through wholesalers, primarily at auction. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles as part of a retail vehicle sale as described above or, from consignors, which do not meet our quality standards, or which remain unsold at the end of the consignment period. We satisfy our performance obligation and recognize revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Finance and Insurance

We provide retail vehicle buyers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a significant shareholder of the Company. All other services are provided by unrelated third-party vendors, and we have agreements with each of these vendors giving us the right to offer such services.

When a buyer selects a service from these providers, we earn a commission based on the actual price paid or financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.

Lease Income, net

When a retail vehicle customer requests a vehicle lease, we either purchase a vehicle to lease or obtain an operating lease from a third party lessor and then enter into a corresponding lease with our customer. When we purchase the vehicles, we recognize revenue over the course of the lease. When we obtain an operating lease from a third party lessor and sublease the vehicle to our customer, the corresponding leases have terms that are identical except for the interest rate. We receive a rate of interest higher from our customer than the rate we pay to the third party lessor. We have determined that we are an agent in the transaction and recognize the difference in interest rate over the course of the lease.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and the related reconditioning costs to prepare the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs, and other costs such as mechanical inspection, vehicle preparation supplies and repair costs. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Sales Tax

The Company collects and remits sales tax on vehicle sales and sales of parts. Sales tax collected is not included in revenues and remittances are not included in cost of sales. Sales tax collected is recorded as a liability, with the liability relieved upon remittance of payments to tax authorities.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses primarily include compensation and benefits, advertising, facilities cost, technology expenses, logistics, and other administrative expenses. The Company expenses advertising costs as they are incurred and were approximately $21,804, $3,199, and $3,803 for the years ended December 31, 2021, 2020, and 2019, respectively.

Equity-Based Compensation

The Company classifies equity-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Both equity and liability awards are measured based on the fair value of the award at the grant date, however, liability awards are then re-measured to fair value each reporting period. The Company recognizes equity-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of equity-based compensation is recognized. If the award is deemed probable of being earned, related equity-based compensation is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of equity-based compensation recognized will also change. See Note 17 - Stock-Based Compensation Plan for additional information on equity-based compensation.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Redeemable Convertible Preferred Stock Tranche Obligation

The Company classified the Series A Preferred Stock tranche obligations for the future purchase, and option to purchase, three additional tranches of Series A Preferred Stock (See Note 6 - Fair Value of Financial Instruments and Note 16 - Redeemable Convertible Preferred Stock for additional detail) as a liability on its consolidated balance sheets as the Series A Preferred Stock tranche obligations were freestanding financial instruments that required the Company to transfer equity instruments upon future closings of the Series A Preferred Stock. The Series A Preferred Stock tranche obligations were initially recorded at fair value upon the date of issuance and were subsequently remeasured to fair value at each reporting date. Changes in the fair value of the Series A Preferred Stock tranche obligation were recognized as a component of Other Income (Expense), net in the consolidated statements of operations. Changes in the fair value of the second Series A Preferred Stock tranche obligations were recognized until the tranche obligations were fulfilled during the merger.

Income Tax

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), contract expenses, and certain accrued expenses. Deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced, and an income tax benefit recorded.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing net loss available for basic common shares by the weighted average number of shares of common stock outstanding. Diluted net loss per share attributable to common stockholders adjusts basic earnings per share for all potentially dilutive common stock equivalents outstanding during the period. Since the Company has reported net losses for all periods presented, the Company has excluded all potentially dilutive securities from the calculation of the diluted net loss per share attributable to common stockholders as their effect is antidilutive and accordingly, basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. (See Note 19 - Net Loss Per Share Attributable to Common Stockholders for additional detail)

Segments

The Company’s chief operating decision maker (“CODM”) is its chief executive officer. The Company derives its revenue primarily from sales of automobiles via retail and wholesale channels. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company determined that it has one reportable segment.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

We plan to adopt the new standard for our fiscal year beginning January 1, 2022, using the modified retrospective transition approach; specifically, using the optional transition method provided by the accounting pronouncement (FASB ASU 2018-11), which allows for transition through a cumulative-effect adjustment at the beginning of the period of adoption. Comparative periods presented in the financial statements issued after adoption will continue to be presented in accordance with the previous lease guidance (ASC 840). At transition, we plan to elect the package of practical expedients that provides companies the ability to not reassess lease identification, lease classification or initial direct costs for contracts existing as of the transition date. We do not plan to elect the hindsight practical expedient.

We expect to record an increase of approximately $53 million in operating lease liabilities and $51 million in right-of-use assets on our opening consolidated balance sheets as a result of recognizing new right-of-use assets and lease liabilities as of January 1, 2022. This estimate is based on our lease portfolio as of December 31, 2021. We believe most of our leases will maintain their current lease classification under the new standard. As a result, we do not expect the new standard to have a material effect on our expense recognition pattern or, in turn, our consolidated statements of operations. The new standard will not impact our compliance with current debt covenants. As an accounting policy, we do not plan to separate lease and nonlease components when accounting for all leases. Additionally, we plan to elect the short-term lease exemption for all leases. We are in the process of finalizing implementation of new business processes, accounting policies, systems and internal controls in preparation of adopting the new standard.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to its financial statements.

In December 2020, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of this standard on its financial statements.

Note 3 - Merger

On the Closing Date, the Company consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020, by and among the Company, Merger Sub and Former CarLotz, as amended by Amendment No. 1, dated December 16, 2020, by and among the Company, Merger Sub and Former CarLotz.

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz with Former CarLotz surviving as the surviving company.

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Acamar Partners was treated as the “acquired” company for financial reporting purposes (See Note 1 - Description of the Business). Accordingly, for accounting purposes, the Merger was treated as the equivalent of Former CarLotz issuing stock for the net assets of Acamar Partners, accompanied by a recapitalization.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Prior to the Merger, Former CarLotz and Acamar Partners filed separate standalone federal, state and local income tax returns. As a result of the Merger, structured as a reverse acquisition for tax purposes, Acamar Partners was renamed CarLotz, Inc. and became the parent of the consolidated filing group, with Former CarLotz as a subsidiary.

Recapitalization
Cash - Acamar Partners’ trust and cash	$309,999
Cash - PIPE	125,000
Less: consideration delivered to existing shareholders of Former CarLotz	(62,693)
Less: consideration to pay accrued dividends	(4,853)
Less: transaction costs and advisory fees paid	(47,579)
Less: payments on cash considerations associated with stock options	(2,465)
Net contributions from Merger and PIPE financing	317,409
Liabilities relieved: preferred stock obligation	2,832
Liabilities relieved: KAR/AFC note payable	3,625
Liabilities relieved: historic warrant liability	144
Less: earnout shares liability	(74,284)
Less: Merger warrants liability	(39,024)

Merger warrants

The following is an analysis of the warrants to purchase shares of the Company’s stock deemed acquired as part of the Merger and outstanding during the year ended December 31, 2021:

December 31, 2021
Stock warrants outstanding - Public	10,185,774
Stock warrants outstanding - Private	6,074,310
Stock warrants cancelled	-
Stock warrants exercised	-
Stock warrants outstanding	16,260,084

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Earnout Shares

Former CarLotz equity holders at the closing of the Merger are entitled to receive up to an additional 6,945,732 earnout shares. The earnout shares will be issued to the beneficiaries if certain targets are met in the post-acquisition period. The earnouts for the earnout shares are subject to an earnout period, which is defined as the date 60 months following the consummation of the Merger. The Merger closed on January 21, 2021, and the earnout period expires January 21, 2026. The earnout shares will be issued if any of the following conditions are achieved following January 21, 2021:

i.	If at any time during the 60 months following the Closing Date (the first business day following the end of such period, the “Forfeiture Date”), the closing trading price of the common stock is greater than $12.50 over any 20 trading days within any 30 trading day period (the “First Threshold”), the Company will issue 50% of the earnout shares.

ii.	If at any time prior to the Forfeiture Date, the closing trading price of the common stock is greater than $15.00 over any 20 trading days within any 30 trading day period (the “Second Threshold”), the Company will issue 50% of the earnout shares.

iii.	If either the First Threshold or the Second Threshold is not met on or before the Forfeiture Date, any unissued earnout shares are forfeited. All unissued earnout shares will be issued if there is a change of control of the Company that will result in the holders of the common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) prior to the Forfeiture Date.

Before the contingency is met, the earnout shares will be classified as a liability under the FASB’s Accounting Standards Codification (“ASC”) Topic 815, so changes in the fair value of the earnout shares in future periods will be recognized in the statement of operations. The estimated fair value of the liability is determined by using a Monte-Carlo simulation model.

Note 4 - Revenue Recognition

Disaggregation of Revenue

The significant majority of the Company’s revenue is derived from contracts with customers related to the sales of vehicles. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Company has determined that these categories depict how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

The tables below include disaggregated revenue under ASC 606 (Revenue from Contracts with Customers):

	2021
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$217,439	$-	$217,439
Wholesale vehicle sales	31,759	-	31,759
Finance and insurance, net	8,844	-	8,844
Lease income, net	-	492	492
Total Revenues	$258,042	$492	$258,534

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

	2020
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$104,253	$-	$104,253
Wholesale vehicle sales	9,984	-	9,984
Finance and insurance, net	3,898	-	3,898
Lease income, net	-	490	490
Total Revenues	$118,135	$490	$118,625

	2019
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$90,382	$-	$90,382
Wholesale vehicle sales	8,454	-	8,454
Finance and insurance, net	3,117	-	3,117
Lease income, net	-	533	533
Total Revenues	$101,953	$533	$102,486

The following table summarizes revenues and cost of sales for retail and wholesale vehicle sales for the periods ended:

	2021	2020	2019
Retail vehicles:
Retail vehicle sales	$217,439	$104,253	$90,382
Retail vehicle cost of sales	214,512	96,983	84,534
Gross Profit - Retail Vehicles	$2,927	$7,270	$5,848
Wholesale vehicles:
Wholesale vehicle sales	$31,759	$9,984	$8,454
Wholesale vehicle cost of sales	33,434	10,386	9,246
Gross Profit - Wholesale Vehicles	$(1,675)	$(402)	$(792)

Retail Vehicle Sales

The Company sells used vehicles to retail customers through its 22 retail hub locations. The transaction price for used vehicles is a fixed amount as set forth in the customer contract, and the revenue recognized by the Company is inclusive of the agreed upon transaction price and any service fees. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration, which the Company measures at estimated fair value of the vehicle received on the trade. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle.

The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

The Company’s exchange policy allows customers to initiate an exchange of a vehicle during the first three days or 500 miles after delivery, whichever comes first. An exchange reserve is immaterial based on the Company’s historical activity.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Wholesale Vehicle Sales

Vehicles that do not meet the Company’s standards for retail vehicle sales, vehicles that did not sell through the retail channel within a reasonable period of time and vehicles that the Company determines offer greater financial benefit through the wholesale channel are sold through various wholesale methods. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the next owner.

Finance and Insurance, net

The Company provides customers with options for financing, insurance and extended warranties. Certain warranties are serviced by a company owned by a major stockholder. All other services are provided by third-party vendors, and the Company has agreements with each of these vendors giving the Company the right to offer such services.

When a customer selects a service from these third-party vendors, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes finance and insurance revenue at the point in time when the customer enters into the contract.

Note 5 - Marketable Securities

The Company began investing in debt securities with fixed maturities and equity securities during February 2020. The following table summarizes amortized cost, gross unrealized gains and losses and fair values of the Company’s investments in fixed maturity debt securities as of December 31, 2021 and December 31, 2020:

	December 31, 2021
	Amortized Cost/ Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$-	$-	$-	$-
Corporate bonds	57,460	-	(72)	57,388
Municipal bonds	28,325	5	(10)	28,320
Commercial paper	19,989	-	-	19,989
Foreign governments	12,291	2	(18)	12,275
Total Fixed Maturity Debt Securities	$118,065	$7	$(100)	$117,972

	December 31, 2020
	Amortized Cost/ Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$240	$6	$-	$246
Corporate bonds	261	5	(1)	265
U.S. states, territories and political subdivisions	141	5	-	146
Total Fixed Maturity Debt Securities	$642	$16	$(1)	$657

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The amortized cost and fair value of the Company’s fixed maturity debt securities as of December 31, 2021 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$116,114	$116,031
Due after one year through five years	1,593	1,585
Due after five years through ten years	358	356
Total	$118,065	$117,972

The following tables summarize the Company’s gross unrealized losses in fixed maturity debt securities as of December 31, 2021 and December 31, 2020:

	December 31, 2021
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$56,902	$(69)	$376	$(3)	$57,278	$(72)
Municipal bonds	19,945	(7)	340	(3)	20,285	(10)
Foreign governments	12,152	(18)	-	-	12,152	(18)
Total Fixed Maturity Debt Securities	$88,999	$(94)	$716	$(6)	$89,715	$(100)

	December 31, 2020
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$39	$(1)	$-	$-	$39	$(1)
Total Fixed Maturity Debt Securities	$39	$(1)	$-	$-	$39	$(1)

Unrealized losses shown in the tables above are believed to be temporary. Fair value of investments in fixed maturity debt securities change and are based primarily on market rates. As of December 31, 2021, the Company’s fixed maturity portfolio had 23 securities with gross unrealized losses totaling $(6) that had been in loss positions in excess of 12 months and 106 securities with gross unrealized losses totaling $(94) that had been in loss positions less than 12 months. No single issuer had a gross unrealized loss position greater than $12, or 0.4% of its amortized cost. As of December 31, 2020, the Company’s fixed maturity portfolio had no securities with gross unrealized losses that had been in loss positions in excess of 12 months and 2 securities with gross unrealized losses totaling $1 that had been in loss positions less than 12 months. No single issuer had a gross unrealized loss position greater than $325 (actual), or 1.6% of its amortized cost.

The following tables summarize cost and fair values of the Company’s investments in equity securities as of December 31, 2021 and December 31, 2020:

	December 31, 2021
	Cost	Fair Value
Equity securities	$432	$558

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

	December 31, 2020
	Cost	Fair Value
Equity securities	$335	$375

Proceeds from sales and maturities, gross realized gains, gross realized losses and net realized gains (losses) from sales and maturities of fixed maturity securities for the years ended December 31, 2021 and 2020 consisted of the following:

	December 31, 2021
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized Gain
Fixed maturity debt securities	$239,930	$7	$-	$7
Equity securities	1	-	-	-
Total Marketable Securities	$239,931	$7	$-	$7

	December 31, 2020
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized Gain
Fixed maturity debt securities	$18	$-	$-	$-
Equity securities	50	1	(2) (1)
Total Marketable Securities	$68	$1	$(2)	$(1)

Note 6 - Fair Value of Financial Instruments

Items Measured at Fair Value on a Recurring Basis

As of December 31, 2021 and December 31, 2020, the Company held certain assets and liabilities that were required to be measured at fair value on a recurring basis.

The following tables are summaries of fair value measurements and hierarchy level as of:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$-	$-	$-	$-
Equity securities	558	-	-	558
Fixed maturity debt securities, including cash equivalents	-	135,346	-	135,346
Total Assets	$558	$135,346	$-	$135,904
Liabilities:
Merger warrants liability	3,941	2,350	-	6,291
Earnout shares liability	-	-	7,679	7,679
Total Liabilities	$3,941	$2,350	$7,679	$13,970

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$405	$-	$-	$405
Equity securities	375	-	-	375
Fixed maturity debt securities	246	411	-	657
Total Assets	$1,026	$411	$-	$1,437
Liabilities:
Redeemable convertible preferred stock tranche obligation	$-	$-	$2,832	$2,832
Historic warrants liability	-	-	144	144
Total Liabilities	$-	$-	$2,976	$2,976

Money market funds consist of highly liquid investments with original maturities of three months or less and classified in restricted cash in the accompanying consolidated balance sheets.

The Company recognizes transfers between the levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between the levels during the years ended December 31, 2021 and 2020.

The following tables set forth a summary of changes in the estimated fair value of the Company’s Level 3 redeemable convertible preferred stock tranche obligation, historic warrants liability and earnout shares for the years ended December 31, 2021 and 2020:

	January 1, 2021	Issuances	Settlements	Change in fair value	December 31, 2021
Redeemable convertible preferred stock tranche obligation	$2,832	$-	$(2,832)	$-	$-
Historic warrants liability	144	-	(144)	-	-
Earnout shares liability	-	74,284	-	(66,605)	7,679
Total	$2,976	$74,284	$(2,976)	$(66,605)	$7,679

	January 1, 2020	Issuances	Settlements	Change in fair value	December 31, 2020
Redeemable convertible preferred stock tranche obligation	$3,755	$-	$-	$(923)	$2,832
Historic warrants liability	115	15	-	14	144
Total	$3,870	$15	$-	$(909)	$2,976

The fair value of the earnout shares was estimated by utilizing a Monte-Carlo simulation model. The inputs into the Monte-Carlo pricing model included significant unobservable inputs. The table below summarizes the significant observable inputs used when valuing the earnout shares as of:

	December 31, 2021	January 21, 2021
Expected volatility	80.00%	80.00%
Starting stock price	$2.27	$11.31
Expected term (in years)	4.1 years	5 years
Risk-free interest rate	1.04%	0.45%
Earnout hurdle	$12.50-$15.00	$12.50-$15.00

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Items Not Measured at Fair Value on a Recurring Basis

In the fourth quarter of 2021, we recorded asset impairments related to a long-lived asset group-a hub location. Assets that are impaired are recorded to their fair value. See Note 9, Property and Equipment, Net, for additional information regarding the charges incurred and the net carrying value of the asset group remaining.

The carrying amounts of restricted cash, accounts receivable and accounts payable approximate fair value because their respective maturities are less than three months. The carrying value of the Ally Financial floorplan notes payable outstanding as of December 31, 2021 approximates fair value due to its variable interest rate determined to approximate current market rates and the short-term nature of the notes payable.

Note 7 - Accounts Receivable, Net

The following table summarizes accounts receivable as of:

	December 31, 2021	December 31, 2020
Contracts in transit	$7,836	$3,321
Trade	386	240
Finance commission	284	132
Other	-	506
Total	8,506	4,199
Allowance for doubtful accounts	(300)	(67)
Total Accounts Receivable, net	$8,206	$4,132

Contracts in transit are typically collected within fifteen days. Other amounts due are from third parties as a result of vehicle sales and parts sold or services provided. Receivables also include commissions on aftermarket products. Receivables from the sale of vehicles are secured by the related vehicles. Receivables arising from the sale of parts and service are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.

The carrying amount of receivables is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance monthly, and, based on historical bad debt experience and management’s evaluation of customer creditworthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

Note 8 - Inventory and Floor Plan Notes Payable

The following table summarizes inventory as of:

	December 31, 2021	December 31, 2020
Used vehicles	$40,739	$11,202
Parts	246	-
Total	$40,985	$11,202

Beginning March 10, 2021, the Company entered into a $30,000 floorplan credit facility, which was expanded to $40,000 in the second quarter, with Ally Financial to finance the acquisition of used vehicle inventory. Concurrently, proceeds from the agreement were used to settle outstanding debt obligations on the Company’s preexisting floorplan facility with AFC. Borrowings under the Ally Financial facility accrue interest at a variable rate based on the most recent prime rate plus 2.50% per annum. The prime rate as of December 31, 2021 was 3.25%.

Floor plan notes payable are generally due upon the sale of the related used vehicle inventory.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 9 - Property and Equipment, Net

The following table summarizes property and equipment as of:

	December 31, 2021	December 31, 2020
Capital lease assets	$12,566	$1,305
Leasehold improvements	4,628	702
Furniture, fixtures and equipment	7,993	760
Corporate vehicles	158	143
Total property and equipment	25,345	2,910
Less: accumulated depreciation	(2,609)	(1,042)
Less: impairment	(108)	-
Property and Equipment, net	$22,628	$1,868

Depreciation expense for property and equipment was approximately $1,567, $195, and $260 for the years ended December 31, 2021, 2020, and 2019, respectively.

In the fourth quarter of 2021, we identified a triggering event based on a current period operating loss and historic period operating loss which lead to the impairment charge of $(108). This impairment charge represents the full impairment of one hub.

Note 10 - Other Assets

The following table summarizes other assets as of:

	December 31, 2021	December 31, 2020
Other Current Assets:
Lease receivable, net	$29	$36
Deferred acquisition costs	46	72
Prepaid expenses	3,664	679
Interest receivable	966	-
Deferred transaction costs	-	5,892
Total Other Current Assets	$4,705	$6,679
Other Assets:
Lease receivable, net	$16	$16
Deferred acquisition costs	35	48
Security deposits	507	235
Total Other Assets	$558	$299

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 11 - Long-term Debt

The following table summarizes long-term debt as of:

	December 31, 2021	December 31, 2020

Capital lease obligation	$12,715	$1,305
Promissory note	-	2,990
Convertible notes payable, net	-	3,325
Paycheck Protection Program loan	-	1,749
	12,715	9,369
Current portion of long-term debt	(509)	(6,370)
Long-term Debt	$12,206	$2,999

Promissory Note

Concurrently with the closing of the Merger on January 21, 2021, the promissory note was extinguished through a cash payment of $3,000.

Convertible Notes Payable

On December 20, 2019, the Company entered into a note purchase agreement (“NPA”) with AFC. AFC’s parent company was also a common stockholder of Former CarLotz. For each convertible note of $1,000 or portion thereof that AFC purchased, AFC received warrants (historic warrants) constituting 0.20% of Former CarLotz’ fully-diluted common stock. As of December 31, 2020, the Company had a convertible note balance of $3,500. The note accrued interest at 6.00% on a 365-day basis and the outstanding interest payable as of December 31, 2020 was approximately $212. Concurrently with the closing of the Merger on January 21, 2021, the historic warrants and the note were converted to a fixed number of shares pursuant to a conversion agreement with AFC. The convertible notes were extinguished by issuing AFC 347,992 shares of Former CarLotz common stock and the warrants were exercised into 73,869 shares of Former CarLotz common stock. Former CarLotz common stock was converted into 10.1927 shares of common stock. There are no historic warrants outstanding subsequent to the exercise.

Payroll Protection Program Loan

In April 2020, the Company received a Paycheck Protection Program (“PPP”) loan, a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses, totaling approximately $1,749. As of December 31, 2020, the Company had an outstanding PPP loan balance of $1,749, which was extinguished concurrently with the closing of the Merger.

Note 12 - Accrued Expenses

The following table summarizes accrued expenses as of:

	December 31, 2021	December 31, 2020
License and title fees	$903	$785
Payroll and bonuses	2,047	837
Deferred rent	1,636	199
Technology	1,127	-
Inventory	2,542	1
Other	6,173	1,741
Total Accrued Expenses	$14,428	$3,563

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 13 - Other Liabilities

The following table summarizes other liabilities as of:

	December 31, 2021	December 31, 2020
Other Current Liabilities
Unearned insurance premiums	$754	$256
Other Liabilities
Unearned insurance premiums	622	1,680
Other long-term liabilities	122	135
Historic warrants liability	-	144
Other Liabilities, Long-term	$744	$1,959

Note 14 - Lease Commitments

The Company leases its operating facilities from various third parties under non-cancelable operating and capital leases. The leases require various monthly rental payments ranging from approximately $3 to $70, with various ending dates through September 2036. The leases are triple net, whereby the Company is liable for taxes, insurance and repairs. Rent expense for all operating facility leases was approximately $5,030, $1,720, and $2,000 for the years ended December 31, 2021, 2020, and 2019, respectively. Most of these leases have escalating rent payments, which are being expensed on a straight-line basis and are included in deferred rent, within Accrued expenses.

The following is a table of facility lease commitments due for the next five years, and thereafter, as of December 31, 2021:

	Total Per Year	Total Capital Leases
2022	6,788	1,643
2023	6,931	1,669
2024	6,657	1,695
2025	6,832	1,721
2026	5,884	1,766
Thereafter	23,715	14,322
Total	$56,807	$22,816
Less: amount representing interest		(10,101)
Present value of minimum lease payments		12,715
Less: current obligation		(509)
Long-term obligations under capital lease		$12,206

The Company also leases vehicles from a third party under noncancelable operating leases and leases these same vehicles to end customers with similar lease terms, with the exception of the interest rate. The leases require various monthly rental payments from the Company ranging from $184 to $1,668 (actual) with various ending dates through December 2026.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The following is a schedule of the approximate future minimum lease payments due to third parties and the related expected future receipts related to these lease vehicles as of December 31, 2021:

	Payments Due to Third-Parties	Future Receipts
2022	$1,435	$1,721
2023	1,017	1,205
2024	605	716
2025	180	216
2026	55	69
Total	3,292	3,927

Note 15 - Commitments and Contingencies

The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

Legal Matters

Federal Securities Litigation

On July 8, 2021, purported CarLotz stockholder Daniel Erdman, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Daniel Erdman v. CarLotz, Inc., et al., 21-cv-5906 (S.D.N.Y.) The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

On July 20, 2021, purported CarLotz stockholder Michael Widuck, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Michael Widuck v. CarLotz, Inc., et al., 21-cv-6191 (S.D.N.Y.). The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

On August 5, 2021, purported CarLotz stockholder Michael Turk, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Michael Turk v. CarLotz, Inc., et al., 21-cv-6627 (S.D.N.Y.) The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The above three cases were consolidated by the Court on August 31, 2021 under In re CarLotz, Inc. Sec. Litig., 21-cv-05906 (S.D.N.Y.). On October 15, 2021, the Court appointed David Berger lead plaintiff and Kahn Swick & Foti, LLC lead counsel for the putative class. On December 14, 2021, Lead Plaintiff Berger and Additional Plaintiff Craig Bailey filed an Amended Complaint against CarLotz, various directors and officers of CarLotz, Acamar, various directors of Acamar, Acamar Partners Sponsor I LLC, and Acamar Partners Sub, Inc., purporting to assert claims on behalf of purchasers of Acamar and CarLotz securities during the period from October 22, 2020 through May 25, 2021. The Amended Complaint alleges that the defendants made various false and misleading statements or omissions about CarLotz’ business, operations, financial performance and prospects in violation of Sections 10(b), 14(a) and 20(a) of the Exchange Act; and Sections 11, 12(a)(2) and 15 of the Securities Act. The Amended Complaint sought a declaration that it is a proper class action pursuant to Fed. R. Civ. P. 23, as well as unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses, and any further relief that the Court may deem proper.

On February 17, 2022, Plaintiffs filed a Letter Motion for Leave to File Second Amended Complaint, citing the need “to resolve certain factual and legal issues bearing on the viability of certain of plaintiffs’ claims and named defendants.” On February 18, 2022, the Court granted Plaintiffs’ letter motion for leave to file a Second Amended Complaint and ordered that the Second Amended Complaint be filed by March 4, 2022.

On March 4, 2022, Lead Plaintiff Berger and Additional Plaintiff Bailey filed a Second Amended Complaint against CarLotz, various directors and officers of CarLotz, Acamar, various directors of Acamar, and Acamar Partners Sponsor I LLC, purporting to assert claims on behalf of purchasers of Acamar and CarLotz securities during the period from October 22, 2020 through May 25, 2021. The Second Amended Complaint alleges that the defendants made various false and misleading statements or omissions about CarLotz’ business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act; and Sections 11, 12(a)(2) and 15 of the Securities Act. The Second Amended Complaint seeks a declaration that it is a proper class action pursuant to Fed. R. Civ. P. 23, as well as unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses, and any further relief that the Court may deem proper. Defendants’ deadline to move, answer, or otherwise respond to the Second Amended Complaint is May 2, 2022.

Delaware Stockholder Derivative Litigation

On September 21, 2021, purported CarLotz stockholder W. Kenmore Cardoza, trustee of the W. Kenmore & Joyce M. Cardoza Revocable Trust, filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the District of Delaware against certain officers and directors of CarLotz. See Cardoza v. Mitchell, et al., 21-cv-1332 (D. Del.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b) and 21D of the Exchange Act, breach of fiduciary duty and waste. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses, and other relief.

On February 14, 2022, the parties filed a stipulation and proposed scheduling order, pursuant to which Plaintiff will file an amended complaint by April 1, 2022, Defendants will answer or otherwise respond to the amended complaint within 30 days of the filing of the amended complaint, and the parties shall meet and confer on conduct of further proceedings within 7 days of the filing of the amended complaint. On February 15, 2022, the Court so-ordered the parties’ proposed schedule.

New York Stockholder Derivative Litigation

On October 20, 2021, purported CarLotz stockholder Julian Cha filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the Southern District of New York against certain officers and directors of CarLotz. See Julian Cha v. David R. Mitchell, et al., 21-cv-8623 (S.D.N.Y.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b), 14(a), and 21D of the Exchange Act, breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses and other relief.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

On October 27, 2021, purported CarLotz stockholder Mark Habib filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the Southern District of New York against certain officers and directors of CarLotz. See Mark Habib v. David R. Mitchell, et al., 21-cv-8786 (S.D.N.Y.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b), 14(a), and 21D of the Exchange Act and breach of fiduciary duty. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses and other relief.

On November 15, 2021, the Court issued an order¸ inter alia, consolidating Cha and Habib under In re CarLotz, Inc. Deriv. Litig., 21-cv-8623 and appointing co-lead counsel. On February 14, 2022, the parties filed a stipulation and proposed order staying the case, which requested that all proceedings in this action be stayed pending the resolution of defendants’ forthcoming motion to dismiss the Second Amended Complaint in In re CarLotz, Inc. Sec. Litig. The Court granted that proposal and stayed the case on February 15, 2022.

In addition to the matters above, the Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or results of operations.

Note 16 - Redeemable Convertible Preferred Stock

As of December 31, 2020, the Amended and Restated Certificate of Incorporation of Former CarLotz provided for two classes of ownership: common stock and Series A Preferred Stock. The holder of the Series A Preferred Stock received distribution priority in order of 1.5 times the sum of any unpaid returns and unreturned capital contributions. Preferred returns were calculated at an 8.00% annual rate. Unpaid cumulative distributions were approximately $4,800 as of December 31, 2020, and the Series A Preferred Stock had a liquidation preference of $37,114 as of December 31, 2020. Upon liquidation of Former CarLotz, proceeds in excess of the Series A Preferred Stock would have been shared pro rata among all stockholders based on the number of shares. The unpaid cumulative distributions are included as Accrued expenses - related party on the accompanying consolidated balance sheets. As a result of the Merger, the Company settled Former CarLotz’ redeemable convertible preferred stock and redeemable convertible preferred stock tranche obligation with carrying values of $17,560 and $2,832, respectively, as of December 31, 2020. The convertible preferred stock is reflected retroactively in the earliest period and presented on an as converted basis.

The fair value of the obligation to purchase future tranches of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) was estimated by utilizing the Black Scholes pricing model and included the impact of the lack of marketability of the instruments. The key inputs for the fair value measurement include the fair value per share of the Company’s Series A Preferred Stock, expected volatility, the remaining years to liquidity and the risk-free interest rate. The most significant input impacting the fair value of the Series A Preferred Stock tranche obligation is the fair value of the Series A Preferred Stock as of each remeasurement date. The determination of the fair value per share of the redeemable convertible preferred stock is estimated by taking into consideration the most recent sales of redeemable convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company at the last time of valuation, there was a lack of Company-specific historical and implied volatility information of the Company’s Series A Preferred Stock. Therefore, estimates of expected stock volatility are based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the obligations. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining years to liquidity.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 17 - Stock-Based Compensation Plan

Stock Option Plans

The Company has three stock incentive plans, the “2011 Stock Option Plan,” the “2017 Stock Option Plan” and the “2020 Incentive Award Plan,” to promote the long-term growth and profitability of the Company. The plans do this by providing senior management and other employees with incentives to improve shareholder value and contribute to the growth and financial success of the Company by granting equity instruments to these stakeholders.

Share-based compensation expense was recorded for the years ended December 31, 2021, 2020, and 2019, of approximately $51,121, $45, and $113, respectively.

The Company estimates the fair value of stock options using the Black-Scholes pricing model. The Black-Scholes pricing model requires the use of subjective inputs such as stock price volatility. Changes in the inputs can materially affect the fair value estimates and ultimately the amount of stock-based compensation expense that is recognized.

During the years ended December 31, 2021 and 2020, there were no grants related to the 2011 Stock Option Plan.

A summary of activity for the years ended December 31, 2021, 2020, and 2019 for the 2011 Stock Option Plan is as follows:

	Number of Stock Options	Weighted Average Exercise Price
Balance (Balance January 1, 2019)	1,647,650	$0.60
Granted	-	-
Forfeited	(76,445)	0.67
Balance (December 31, 2019)	1,571,205	0.59
Granted	-	-
Forfeited	-	-
Balance (December 31, 2020)	1,571,205	0.59
Granted	-	-
Exercised	(310,877)	0.57
Forfeited	-	-
Balance (December 31, 2021)	1,260,328	0.56
Vested (as of December 31, 2021)	1,260,328	$0.56

The following summarizes certain information about stock options vested and expected to vest as of December 31, 2021 related to the 2011 Stock Option Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	1,260,328	0.67 years	$0.56
Exercisable	1,260,328	0.67 years	$0.56

Aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the option exercise price and the estimated fair value of the Company’s common stock at the time such option exercises. This intrinsic value changes based on changes in the fair value of the Company’s underlying common stock. The aggregate intrinsic value for options outstanding and options exercisable as of December 31, 2021 was $1.71.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The terms of the 2017 Stock Option Plan provide for vesting upon certain market and performance conditions, including achieving certain triggering events, including specified levels of return on investment upon a sale of the Company. Because the 2017 Stock Option Plan has a market-based vesting condition, an open-form valuation model was used to value the options. All stock options related to the 2017 Stock Option Plan have an exercise price of $0.92 per share. All stock options related to the 2017 Stock Option Plan expire 10 years after the grant date, which ranges from March 2028 to October 2029.

A summary of activity for the years ended December 31, 2021, 2020, and 2019 for the 2017 Stock Option Plan is as follows:

	Number of Stock Options	Weighted Averaged Exercise Price
Balance (Balance January 1, 2019)	2,599,669	$0.92
Granted	1,569,676	0.92
Forfeited	(1,323,787)	0.92
Balance (December 31, 2019)	2,845,557	0.92
Granted	1,116,101	0.92
Forfeited	-	-
Balance (December 31, 2020)	3,961,658	0.92
Granted	-	-
Forfeited	(25,482)	0.92
Balance (December 31, 2021)	3,936,176	0.92
Vested (as of December 31, 2021)	3,538,672	$0.92

The options granted under the 2017 Stock Option Plan were eligible to vest upon a change of control. Although the Merger did not meet the definition of a change of control, the Company modified the awards in connection with the Merger such that all vesting conditions were waived for 3,538,672 of the options. This modification impacted 8 employees and resulted in $38,800 of share-based compensation on the modification date. The remaining options were also modified but will vest over a service period of four years and impacted 16 employees. These options resulted in $186 of cash consideration and $4,193 of share based compensation that will be recognized over the service period of four years. For the year ended December 31, 2021, $987 of share-based compensation was recognized.

The following summarizes certain information about stock options vested and expected to vest as of December 31, 2021 related to the 2017 Stock Option Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	3,936,176	7.55 years	$0.92
Exercisable	3,538,672	7.43 years	$0.92

The aggregate intrinsic value for options outstanding and options exercisable as of December 31, 2021 was $1.35.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The inputs used for the 2017 Stock Option Plan were as follows:

Balance (Expected volatility)	80.00%
Expected dividend yield	-%
Expected term (in years)	3.5 - 4.7 years
Risk-free interest rate	0.32% - 0.45%

The options granted under the 2020 Incentive Award Plan vest over a service period of four years. A summary of activity for the year ended December 31, 2021 for the options associated with the 2020 Incentive Award Plan is as follows:

	Balance (Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2020)	-	$-
Granted	1,490,519	11.02
Forfeited	(21,222)	4.31
Balance (December 31, 2021)	1,469,297	$11.12
Exercisable	-	$-

The grant date fair value of the options was between $2.60 to $7.77. For the year ended December 31, 2021, $2,948 of share based compensation was recognized. As of December 31, 2021, there was approximately $8,233 of total unrecognized compensation cost related to unvested options related to the 2020 Stock Incentive Award Plan.

The following summarizes certain information about stock options vested and expected to vest as of December 31, 2021 related to the 2020 Stock Option Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	1,469,297	8.96 years	$11.12
Exercisable	-	-	$-

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The inputs used for the 2020 Incentive Award Plan options were as follows for the year ended December 31, 2021:

Balance (Expected volatility)	80% - 85%
Expected dividend yield	-%
Expected term (in years)	6.25 years
Risk-free interest rate	0.62% - 1.34%

The service-based restricted stock units associated with the 2020 Incentive Award Plan vest over a service period. A summary of activity for the year ended December 31, 2021 for the service-based restricted stock units associated with the 2020 Incentive Award Plan is as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Balance (December 31, 2020)	-	$-
Granted	710,993	5.58
Forfeited	(18,884)	4.32
Vested (as of December 31, 2021)	(94,370)	5.87
Balance (December 31, 2021)	597,739	$5.57

The grant date fair value of the service-based restricted stock units was between $3.73 and $6.15. For the year ended December 31, 2021, $1,460 of share based compensation cost was recognized. As of December 31, 2021, there was approximately $2,035 of unrecognized compensation cost that vests over a service period of four years and $411 of unrecognized compensation cost that vests over a service period of one year related to unvested restricted stock units granted under the 2020 Stock Incentive Award Plan.

Earnout Restricted Stock Units

Former CarLotz option holders as of the effective time of the Merger received 640,421 earnout restricted stock units (“Earnout RSUs”). The Earnout RSUs vest if certain targets are met in the 60 month period following the consummation of the Merger. The Merger closed on January 21, 2021, and the earnout period expires January 21, 2026. Earnout RSUs will vest if any of the following conditions are achieved following January 21, 2021, in each case, subject to the applicable award recipient’s continued service through the date such conditions are met:

i.	If at any time during the 60 months following the Closing Date (the first business day following the end of such period, the “Forfeiture Date”), the closing trading price of Company common stock is greater than $12.50 over any 20 trading days within any 30 trading day period (the “First Threshold”), 50% of the Earnout RSUs will vest.

ii.	If at any time prior to the Forfeiture Date, the closing trading price of Company common stock is greater than $15.00 over any 20 trading days within any 30 trading day period (the “Second Threshold”), 50% of the Earnout RSUs will vest.

iii.	If either the First Threshold or the Second Threshold is not met on or before the Forfeiture Date, any unvested Earnout RSUs are forfeited. All unvested Earnout RSUs will vest if there is a change of control of the Company that will result in the holders of Company common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) prior to the Forfeiture Date.

The estimated fair value of the liability is determined by using a Monte-Carlo simulation model, which incorporates various assumptions, including expected stock price volatility, contractual term, dividend yield and stock price at grant date. The Company estimates the volatility of common stock on the date of grant based on the weighted-average historical stock price volatility of comparable publicly-traded companies.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

A summary of activity for the year ended December 31, 2021 for the Earnout RSUs is as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Balance (December 31, 2020)	-	$-
Granted	640,421	10.70
Forfeited	(19,221)	10.70
Balance (December 31, 2021)	621,200	$10.70

During the year ended December 31, 2021, the Company recognized $6,748 of stock-based compensation cost. As of December 31, 2021, there was no additional unrecognized compensation cost related to the Earnout RSUs.

The inputs used to value the Earnout RSUs were as follows at January 21, 2021:

Expected volatility	80.00%
Starting stock price	$11.31
Expected term (in years)	5 years
Risk-free interest rate	0.45%
Earnout hurdle	$12.50-$15.00

Note 18 - Income Taxes

The Company’s income tax expense consisted of the following for the years ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
Current Income Tax Expense:
Federal	$-	$-	$-
State and local	10	10	11
Total Current Income Tax Expense	10	10	11
Deferred Income Tax Expense:
Federal	-	-	-
State and local	-	-	-
Total Income Tax Expense	$10	$10	$11

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. The significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

	2021	2020
Deferred Tax Assets:
Net operating losses	$27,794	$7,042
Accrued expenses	-	109
Unearned premiums	339	466
Contract expense	2,188	332
Intangible assets	188	204
Equity awards	2,199	189
Other	1,532	217
Total deferred tax assets	34,240	8,559
Less: valuation allowance	(34,138)	(8,559)
Net Deferred Tax Assets	102	-
Deferred Tax Liabilities
Fixed assets	(102)	-
Total deferred tax liabilities	(102)	-
Net Deferred Tax Liabilities	(102)	-
Net Deferred Tax Assets/Liabilities	$-	$-

A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced and an income tax benefit recorded. The following table presents the change in deferred tax asset valuation allowance for the years ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
January 1,	$8,559	$6,910	$3,986
Additions - Charged	25,579	1,649	2,924
Deductions - Charged	-	-	-
Other	-	-	-
December 31,	$34,138	$8,559	$6,910

The change in valuation allowance resulted due to the current year significant pretax book losses which are not more likely than not to be realized. As of December 31, 2021, the Company has Federal net operating loss carryforwards of approximately $113,411, of which $6,207 will expire at various dates from 2032 - 2039 and $107,204 will carryforward indefinitely but can only be used up to 80.00% of taxable income. The Company has state net operating loss carryforwards of approximately $97,002 of which $114 will expire at various dates from 2022-2030, $32,879 will expire at various dates from 2031 - 2041, and $64,009 will carry forward indefinitely but can only be used to offset varying percentages annually based upon taxable income. Certain tax attributes of the net operating loss carryforwards may be subject to an annual limitation as a result of a change of ownership in prior years as defined under Internal Revenue Code Section 382.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The differences between income tax benefit expected at the U.S. federal statutory tax rates of 21.00% (for 2021, 2020 and 2019) and the reported income tax expense are summarized as follows:

	2021	2020	2019
Loss Before Income Tax Expense	$(39,869)	$(6,542)	$(12,667)
Income tax benefit at federal statutory rates	(8,372)	(1,372)	(2,660)
State and local income taxes	(3,634)	(79)	(471)
Valuation allowances	24,391	1,649	2,924
Change in fair value of redeemable convertible preferred stock tranche obligation	-	(194)	293
Executive compensation	8,690	-	-
Change in fair value of Merger warrants liability	(6,874)	-	-
Change in fair value of earnout shares	(13,987)	-	-
Other	(204)	6	(75)
Total Income Tax Expense	$10	$10	$11
Effective Tax Rate	(0.03)%	(0.15)%	(0.09)%

Income tax returns are filed in the U.S., including multiple state jurisdictions, and are subject to examination by tax authorities in the jurisdictions where the Company operates. The Company has open tax years from 2018 to 2021, although tax years dating back to 2011 remain open up to the tax attribute amounts carried forward for future use. The Company has determined that it does not have any unrecognized tax benefits or obligations as of December 31, 2021 and 2020.

Note 19 - Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021, 2020, and 2019:

	2021	2020	2019
Numerator:
Net Loss	$(39,879)	$(6,552)	$(12,678)
Denominator:
Weighted average common shares outstanding, basic and diluted	110,574,519	58,621,042	56,475,860
Net Loss per Share Attributable to Common Stockholders, basic and diluted	$(0.36)	$(0.11)	$(0.22)

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The following table summarizes the outstanding potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders because the impact of including them would have been antidilutive for the years ended December 31, 2021, 2020, and 2019:

	2021	2020	2019
Public warrants	10,185,774	-	-
Private warrants	6,074,310	-	-
Earnout RSUs	630,810	-	-
Earnout shares	6,945,732	-	-
Convertible notes payable	-	3,556,335	2,876,492
Historic warrants	-	777,265	699,025
Stock options outstanding to purchase shares of common stock	6,665,801	5,532,863	4,416,762
Unvested RSUs	597,139	-	-
Total	31,099,566	9,866,463	7,992,279

Note 20 - Concentrations

The suppliers that accounted for 10% or more of the Company’s vehicle purchases are presented as follows:

	Total vehicle purchases from vendor to total vehicle purchases for the year ended December 31,
Vendor	2021	2020	2019
Vendor A	24%	33%	-%
Vendor B	11%	-%	-%
Vendor C	10%	-%	-%
Vendor D	-%	13%	12%

Vendor A is a corporate vehicle sourcing partner. Typically, we purchase the vehicles from our corporate vehicle sourcing partners at the time of sale to a retail customer.

For the periods ended December 31, 2021 and 2020, no retail or wholesale customers accounted for more than 10% of the Company’s revenue.

Note 21 - Related Party Transactions

Certain warranties sold beginning January 1, 2019 are serviced by a company owned by Endurance Dealer Services LLC, which is owned by TRP, a major stockholder. When a customer selects a warranty from Endurance, we earn a commission based on the actual price paid or financed when the customer enters into the contract at which point we recognize finance and insurance revenue.

The amount of revenue recognized from transactions with Endurance, net of contracts entered into by customers and subsequently cancelled, was $4,335, $2,574, and $1,743 for the years ended December 31, 2021, 2020, and 2019, respectively. The amount due to Endurance was $268 and $0 as of December 31, 2021 and 2020, respectively.

Additionally, prior to the closing of the Merger, Former CarLotz incurred monthly management fees payable to TRP. The management fee expenses are reflected as Management Fee Expense - Related Party on the Consolidated Statements of Operations.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 22 - Subsequent Events

CEO Transition

The Board has appointed Lev Peker as the Company’s Chief Executive Officer and a member of the Board of Directors, effective as of April 18, 2022. Pursuant to the Separation Agreement (as defined below), Michael Bor will cease to be the Company’s Chief Executive Officer and a member of the Board of Directors effective as of March 16, 2022 (the “Separation Date”). Luis Ignacio Solorzano Aizpuru, who has served as a member of the Board since 2018 and is a member of the Compensation and Nominating and Corporate Governance committees, has replaced Mr. Bor as Chairman of the Board. Until April 18, 2022 when Mr. Bor’s replacement, Mr. Lev Peker, is in place, the Board has established an executive committee comprised of the Company’s Chief Financial Officer, General Counsel and Chief Operating Officer, which will report to Mr. Solorzano as Chairman of the Board.

In connection with Mr. Bor’s separation, he entered into a separation and release agreement with the Company (the “Separation Agreement”). Under the Separation Agreement, and consistent with the terms of his existing employment agreement and equity award agreements, Mr. Bor will receive the following payment and benefits as of the Separation Date: (i) an amount equal to his annual base salary, payable in installments over 12 months; (ii) continued coverage of health and welfare benefits for 12 months; (iii) accelerated vesting of 32,054 of his stock options (which amount was scheduled to otherwise vest within 12 months of the Separation Date, and which shall remain exercisable for three months following termination), and (iv) accelerated vesting of 22,026 RSUs (which amount was scheduled to otherwise vest within 12 months of the Separation Date). The foregoing payments and benefits are subject to Mr. Bor’s continued employment through the Separation Date, continued compliance with certain restrictive covenants, and entry into a release of claims in favor of the Company. The Separation Agreement also provides for Mr. Bor to continue to provide services to the Company as a consultant for 12 months, earning an annual fee of $300,000.

Lev Peker will become the Company’s Chief Executive Officer and a member of the Board, effective as of April 18, 2022. Mr. Peker will serve as a Class III director for a term expiring at the 2023 annual meeting of stockholders. Mr. Peker, age 40, brings many years of management experience to the Company. Prior to joining the Company, Mr. Peker served as Chief Executive Officer and director of CarParts.com, Inc., an online provider of automotive parts, from January 2019 to March 2022. Mr. Peker previously served as the Chief Marketing Officer of Adorama Camera, Inc., an online retailer of consumer electronics, from August 2015 to December 2018. Prior to that time, he was the Senior Director and General Manager of eCommerce Strategy and Operations of Sears Holding Corporation, an integrated retailer providing merchandise and related services, from August 2014 to July 2015. From April 2008 to July 2014, Mr. Peker served in various roles at CarParts.com, Inc. (formerly known as U.S. Auto Parts Network, Inc.), including as Vice President and General Manager of Online Marketplaces from June 2013 to July 2014, as Director and General Manager of Online Marketplaces from March 2009 to June 2013, and as Manager of Financial Planning and Analysis from April 2008 to March 2009. Mr. Peker holds a BS degree in Accounting from the University of Southern California and an MBA in Marketing and Strategy from the University of California, Los Angeles.

CarLotz, Inc. and Subsidiaries - Notes to Consolidated Financial Statements

(In thousands, except share data)

The Company and Mr. Peker have entered into an employment agreement, dated March 12, 2022 in connection with his appointment as Chief Executive Officer of the Company (the “Employment Agreement”), effective as of April 18, 2022 (the “Start Date”). The Employment Agreement provides for a three-year term, with automatic 12-month renewals unless either party provides 90 days’ notice not to renew. Under the Employment Agreement, Mr. Peker will receive: (i) an annual base salary of $600,000, (ii) a sign-on bonus of $900,000, subject to Mr. Peker’s continued employment through the first anniversary of the Start Date, (iii) a first year annual bonus with a target value of $900,000 payable based on performance for the period from the Start Date to the first anniversary of the Start Date, (iv) an annual performance-based bonus with a target value of 150% of Mr. Peker’s annual base salary and a maximum value of 300% of Mr. Peker’s annual base salary for each calendar year of the employment term beginning in 2023, (v) a 2022 annual equity award of 680,000 RSUs, vesting, subject to Mr. Peker’s continued employment through the applicable vesting date, in equal annual installments over four years, (vi) a sign-on time-based equity award of 2,820,000 RSUs to compensate Mr. Peker for time-based equity awards forfeited from his former employer, vesting, subject to Mr. Peker’s continued employment through the applicable vesting date, in various installments through 2025 that are intended to approximate the vesting schedule of his forfeited equity and (vii) a sign-on performance equity award of 3,500,000 performance RSUs to compensate Mr. Peker for time-based equity awards forfeited from his former employer. The sign-on performance equity award will vest, subject to Mr. Peker’s continued employment through the applicable vesting date, as follows: (x) one-third of the shares will vest on the first day the Company’s stock achieves a 20 trading-day volume weighted average price of $4.00 (threshold); (y) one-third of the shares will vest on the first day the Company’s stock achieves a 20 trading-day volume weighted average price of $8.00 (target); and (z) one-third of the shares will vest on the first day the Company’s stock achieves a 20 trading-day volume weighted average price of $12.00 (maximum).

Mr. Peker will also be eligible to participate in the Company’s health and other benefit plans and to receive future customary equity award grants.

The Employment Agreement provides that in the event of a termination without “Cause”, or a resignation for “Good Reason” (both as defined in the Employment Agreement) not in connection with a change in control, and conditional on Mr. Peker signing a general release of claims and complying with certain restrictive covenants, Mr. Peker will be entitled to receive: (i) 12 months of then base salary, payable in installments, (ii) his sign-on bonus, if not already paid, (iii) a prorated portion of his first-year annual bonus, if not already paid, as well as a prorated portion of his annual bonus, (iv) accelerated vesting of any equity awards scheduled to vest within 12 months following the termination date (other than any awards based on performance-vesting conditions) and (v) up to 12 months of continuing health benefits. In the event that Mr. Peker is terminated without “Cause”, or resigns for “Good Reason” in connection with a change in control, he will receive the payments and benefits referenced in (i) through (v) above, as well as accelerated vesting of all outstanding unvested equity awards, including those based on performance-vesting conditions, which will vest based on actual performance on the date of termination, and an additional amount equal to his target annual bonus, payable in installments over the 12 months following the termination date.

PART IV

Exhibit Index

(b) Financial Statements Schedules: Schedule II - Valuation and Qualifying Accounts

	Balance at beginning of the period	Bad debt expense	Write-offs	Balance at the end of period
	(in thousands)
Allowance for doubtful accounts:
Year ended December 31, 2021	67	731	(498)	300
Year ended December 31, 2020	27	44	(4)	67
Year ended December 31, 2019	41	44	(58)	27

All other financial statement schedules are not required or are not applicable, or the required information is shown in the consolidated financial statements or notes to the consolidated financial statements.